Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-221338) and Forms S-8 (No. 333-55346, No. 333-82422, No. 333-164441, No. 333-192673, No. 333-198455 and No. 333-204282) of CBS Corporation of our report dated February 16, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the company accounts for net periodic pension and postretirement benefit cost discussed in Note 15, as to which the date is November 2, 2018, relating to the consolidated financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated November 2, 2018.

/s/PricewaterhouseCoopers LLP
New York, New York
November 2, 2018